Exhibit 1.7

FORM OF FIFTH AMENDMENT TO AMENDED AND RESTATED DEALER MANAGER AGREEMENT

This FIFTH AMENDMENT TO THE AMENDED AND RESTATED DEALER MANAGER AGREEMENT (this “Fifth Amendment”), effective as of __, 2017, is entered into by and among CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation (the “Company”), CARTER VALIDUS ADVISORS II, LLC, a Delaware limited liability company (the “Advisor”) and SC DISTRIBUTORS, LLC, a Delaware limited liability company (the “Dealer Manager”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Dealer Manager Agreement (defined below).
WHEREAS, the Company, the Advisor and the Dealer Manager are parties to that certain Amended and Restated Dealer Manager Agreement, dated June 10, 2014, as amended from time to time (the “Dealer Manager Agreement”); and
WHEREAS, the Company, the Advisor and the Dealer Manager desire to further amend the Dealer Manager Agreement to incorporate Class I shares into the Dealer Manager Agreement and revise certain terms of the Distribution and Servicing Fee (as defined below).
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Section 4(a).
Section 4(a) of the Dealer Manager Agreement is hereby amended and restated in its entirety as follows:
(a)    SELLING COMMISSIONS. Subject to the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus, the Company agrees to pay the Dealer Manager selling commissions in the amount of 7% of gross offering proceeds from the sale of Class A Shares and up to 3% of gross offering proceeds from the sale of Class T Shares (“Selling Commissions”). The Selling Commissions payable to the Dealer Manager will be paid substantially concurrently with the execution by the Company of orders submitted by purchasers of Class A Shares and Class T Shares and may be reallowed by the Dealer Manager to the Participating Broker-Dealers, subject to federal and state securities laws. The Company will not pay to the Dealer Manager any Selling Commissions in respect of the purchase of any Class I Shares. In addition, the Company will not pay to the Dealer Manager any Selling Commissions in respect of the purchase of any DRP Shares.

2.	Amendment to Section 4(b).
(b)    DISTRIBUTION FEE. Upon the terms set forth in the Prospectus and subject to the limitations set forth below, during the Primary Offering, and with respect to Class T Shares purchased in the Primary Offering only, the Company will pay to the Dealer Manager a distribution and servicing fee that accrues daily equal to 1/365th of up to 1.0% of the most recent offering price per Class T Share on a continuous basis from year to year (the “Distribution and Servicing Fee”), for providing the services described in Exhibit A attached hereto; provided, however, that upon the termination of the Primary Offering, the Distribution and Servicing Fee shall be an amount that accrues daily equal to 1/365th of up to 1.0% of the most recent estimated NAV per Class T Share on a continuous basis from year to year.

The Company will pay the Distribution and Servicing Fee to the Dealer Manager on a monthly basis in arrears. The Dealer Manager may reallow the Distribution and Servicing Fee to Participating Broker-Dealers as marketing fees or to defray other distribution-related expenses. Such reallowance, if any, shall be determined by the Dealer Manager in its sole discretion based on factors including, but not limited to, the level of services that each such Participating Broker-Dealer performs, including ministerial, record-keeping, sub-accounting, stockholder services and other administrative services in connection with the distribution of the Class T Shares. The Dealer Manager’s reallowance of Distribution and Servicing Fees to a particular Participating Broker-Dealer shall be described in Schedule 1 to the Participating Broker-Dealer Agreement with such Participating Broker-Dealer.
The Company’s obligations to pay the Distribution and Servicing Fee to the Dealer Manager will survive until the earliest to occur of the following: (i) a listing of the Class T Shares on a national securities exchange, (ii) following the completion of the Offering, total underwriting compensation in the Offering equaling 10% of the gross proceeds from the Primary Offering, (iii) there are no longer any Class T Shares outstanding, or (iv) the fourth anniversary of the last day of the fiscal quarter in which the Primary Offering terminates. The Company will not pay to the Dealer Manager any Distribution and Servicing Fees in connection with the purchase of any Class A Shares, Class I Shares or the purchase of any Class T Shares pursuant to the DRP.

3.	Amendment to Section 4(c).
Section 4(c) of the Dealer Manager Agreement is hereby amended and restated in its entirety as follows:
(c)    DEALER MANAGER FEE.   Subject to the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus, the Company will pay the Dealer Manager a dealer manager fee of up to 3.0% of gross offering proceeds from the sale of Class A Shares and Class T Shares (the “Dealer Manager Fee”). The Dealer Manager will receive a Dealer Manager Fee in an amount equal to up to 2.0% of the gross offering proceeds from the sale of Class I Shares, of which 1.0% will be funded by Advisor without reimbursement from the Company. The 1.0% of the Dealer Manager Fee with respect to Class I Shares that is paid from offering proceeds will be waived in the event an investor purchases Class I Shares through a registered investment adviser that is not affiliated with a broker dealer. The Dealer Manager Fee payable in respect of Class A Shares, Class I Shares and Class T Shares may be changed in the future by the consent of the Company, Advisor and the Dealer Manager.

Pursuant to, and in accordance with, the terms of the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus, with respect to sales of Class T Shares of $2,000,000 or more to a qualifying purchaser (as defined in the “Plan of Distribution” section of the Prospectus), the Advisor will pay the Dealer Manager an amount equal to 1.0% of the gross offering proceeds for each purchase, in addition to the applicable Dealer Manager Fee amount payable by the Company to the Dealer Manager, as set forth therein.  In addition, with respect to sales of Class T Shares of $5,000,000 or more to a qualifying purchaser (as defined in the “Plan of Distribution” section of the Prospectus), the Advisor will pay the Dealer Manager an additional amount equal to 1.0% of the gross offering proceeds for each purchase. The Dealer Manager may reallow all or a portion of the Dealer Manager Fee, and the amounts paid by the Advisor to the Dealer Manager pursuant to this section, to Participating Broker-Dealers.  The Dealer Manager’s reallowance of Dealer Manager Fees, and the amounts paid by the Advisor to the Dealer Manager, pursuant to this section to a particular Participating Broker-Dealer shall be as set forth in Schedule 1 to the Participating Broker-Dealer Agreement with such Participating Broker-Dealer.

The Company and Advisor’s obligations to pay the amounts described in this Section 4(c) to the Dealer Manager with respect to a class of Shares will survive until the earliest to occur of (i) a listing of the Shares on a national securities exchange, (ii) the Shares no longer being outstanding, as a result of, without limitation, upon their redemption or other repurchase by the Company, upon the Company’s dissolution or upon a merger or extraordinary transaction to which the Company is a party pursuant to which the Shares are exchanged for cash or other securities, (iii) as of the end of the applicable time period prescribed by applicable FINRA rules or regulations, the date at which total underwriting compensation (as defined in accordance with applicable FINRA rules) paid with respect to the Offering equals 10% of the gross proceeds from the sale of Primary Shares, or (iv) the termination of this Agreement.

4.	Governing Law.
The provisions of this Fifth Amendment shall be construed and interpreted in accordance with the laws of the State of Florida, and venue for any action brought with respect to any claims arising out of this Fourth Amendment shall be brought exclusively in Hillsborough County, Tampa.

5.	Counterparts.
This Fifth Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.
Except as expressly set forth herein, the Dealer Manager Agreement remains unmodified and unchanged and the parties hereto ratify and confirm the Dealer Manager Agreement as amended hereby.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment effective as of the date first set forth above.

CARTER VALIDUS MISSION CRITICAL
REIT II, INC.

By: ___________________
      John E. Carter
      Chief Executive Officer

CARTER VALIDUS ADVISORS II, LLC

By: ____________________
     Lisa A. Drummond
     Chief Operating Officer and Secretary

SC DISTRIBUTORS, LLC

By: ____________________
     Patrick Miller
     President